EXHIBIT 10.2

DRAFT—SUBJECT TO REVISION

TERM SHEET

•	The Trust as defined in the FMO Plan of Reorganization (the “Plan”) agrees to pay Federal Mogul Corporation (“FMO”), on the terms set forth herein, $125MM for the amounts paid on account of U.K. asbestos claims pursuant to Clauses 8(b), 8(d) and 8(e) of that certain Agreement between Federal Mogul Corporation, T&N Limited, the other Plan Proponents, High River Limited Partnership, the Administrators and the Pension Protection Fund (the “U.K. Agreement”). Specifically, the Trust, upon formation thereof, will issue to FMO a note in the face amount of $125 million (the “Note”) which matures 10 business days after the Effective Date as defined in the Plan (the “Maturity Date”). On the Maturity Date, in exchange for the Note, the Trust will pay 13.88 % of the Trust’s distribution of stock obtained from FMO pursuant to the Plan (such distribution being 50.1% of the reorganized FMO stock) in complete satisfaction of the Note; provided, however, that 32% of the 13.88% of the stock will be held in escrow by FMO and, if, after the resolution of the Chester Street claims, any amount of the Clause 8(d) reserve is returned to FMO pursuant to Clause 8(i) of the U.K. Agreement, FMO shall return an equivalent amount of the escrowed stock to the Trust. In the event Icahn exercises the Call described below, upon resolution of the Chester Street claims, the FMO stock held in escrow will be offered to Icahn for cash consideration on the same terms as the Call stock and if Icahn declines then the Asbestos Trust can sell the stock in the market, subject to regulatory and contractual compliance.

•	At the expiration of the Call Period described below, in the event that Icahn does not exercise the Call described below, Icahn will provide the Asbestos Trust with a $100 million term facility (“Loan”) secured by the remaining shares of common stock of FMO held by the Asbestos Trust with quarterly interest payable at Libor plus 100 bps (not to exceed 5.5%) that matures 4 years from the Effective Date of the FMO Plan of Reorganization, provided however:

o	Icahn will be granted a call on the remaining stock held by the Asbestos Trust (the “Call”) (86.12% of 50.1% which the Asbestos Trust originally received under the Plan of Reorganization), which Call shall expire on the 60th day following the Effective Date (the “Call Period”), provided however if the UK Schemes and CVAs are not yet approved then the Call Period will be extended to the earlier of July 31, 2006 or the U.K. Effective Date as defined in the U.K. Agreement.

o

If Icahn exercises the Call then Icahn will pay to the Asbestos Trust $775 million consisting of $375 million in cash and a $400 million note payable in equal quarterly installments beginning in year three (the “Icahn Note”) maturing 7 years from the date of issuance with interest payable quarterly at Libor plus 100 bps (not to exceed 5.5%) . The Icahn note will be issued by High River or American Real Estate

Partners LP (“AREP”) and the Asbestos Trust will be entitled to receive from time to time at its request information to assure itself of High River’s or AREP’s ability to satisfy the Icahn Note.

o	In the event Icahn exercises the Call and the claims of Cooper Industries against FMO and its affiliates (the “Cooper Claims”) have not been settled, released and resolved pursuant to the Plan then the indemnification obligations of the Trust relating to the Cooper Claims shall be secured by the Icahn Note. All proceeds (including interest) received from the Icahn Note shall be paid to FMO until any amounts paid by FMO or any of its affiliates on account of Cooper Claims (the “Cooper Payments”) are repaid in full. Until such Cooper Payments are repaid in full, after 45 days they shall accrue interest at a 15% interest rate. If at any time all incurred Cooper Payments have been repaid in full, but the Cooper Claims have not been fully satisfied, a portion of the proceeds (including interest) received from the Icahn Note will be paid to the Asbestos Trust subject to an appropriate reserve for expected future Cooper Payments.

•	To the extent necessary, the parties shall amend the Plan and Plan Documents (as defined in the Plan), as appropriate, to incorporate these terms and conditions.

•	The obligations under this Agreement will not become effective until the Effective Date of the FMO Plan of Reorganization

FEDERAL-MOGUL CORPORATION

By:	/s/ John Gasparovic
Title:	Senior Vice President and General Counsel

OFFICIAL COMMITTEE OF UNSECURED CREDITORS

By:	/s/ Neil Subin
Title:	Chairman of the Official Committee of Unsecured Creditors

OFFICIAL COMMITTEE OF ASBESTOS CLAIMANTS

By:	/s/ Elihu Inselbuch
Title:	Counsel

JPMORGAN CHASE BANK, AS ADMINISTRATIVE AGENT

By:	/s/ Ann Kuriniskas
Title:	Managing Director

ERIC D. GREEN, as THE FUTURE CLAIMANTS REPRESENTATIVE

By:	/s/ James Patton
Title:	Counsel to the FCR

OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS

By:	/s/ Robert Shannon
Title:	One of its attorneys

HIGH RIVER LIMITED PARTNERSHIP

By:
Title: